                          ACQUISITION OF CERTAIN ASSETS

                                       OF

                               THRIFT DRUG, INC.,
                             A DELAWARE CORPORATION

                                       AND

                               FAY'S INCORPORATED,
                             A NEW YORK CORPORATION

                                       BY

                        NCS HEALTHCARE OF NEW YORK, INC.,
                               AN OHIO CORPORATION








                            ASSET PURCHASE AGREEMENT
                                DECEMBER 29, 1997

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page
                                                                                                               ----

ARTICLE 1 PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES...........................................................1
         1.1 Definition Reference.................................................................................1
         1.2 Purchased Assets.....................................................................................1
         1.3 Retained Assets......................................................................................2
         1.4 Assumed Liabilities..................................................................................2
         1.5 Retained Liabilities.................................................................................2
         1.6 Satisfaction of Liabilities by Seller................................................................3


ARTICLE 2 CONSIDERATION...........................................................................................3
         2.1 Purchase Price.......................................................................................3
         2.2 Purchase Price Adjustments...........................................................................3
         2.3  Determination of Net Asset Value....................................................................3
         2.4  Allocation..........................................................................................5


ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS...........................................................5
         3.1 Organization.........................................................................................5
         3.2 Agreements...........................................................................................6
         3.3 Financial............................................................................................7
         3.4 Legal................................................................................................8
         3.5 Business.............................................................................................9
         3.6 Assets..............................................................................................10
         3.7 Real Property.......................................................................................11
         3.8 Miscellaneous.......................................................................................12


ARTICLE 3A REPRESENTATIONS AND WARRANTIES OF ECKERD..............................................................12
         3A.1 Enforceability.....................................................................................12
         3A.2 Consents...........................................................................................13
         3A.3 No Conflicts.......................................................................................13


ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER AND NCS........................................................13
         4.1 Organization and Power..............................................................................13
         4.2 Agreements..........................................................................................13


ARTICLE 5 CLOSING................................................................................................14
         5.1 Closing.............................................................................................14
         5.2 Conditions to Buyer's Obligations...................................................................14
         5.3 Conditions to Sellers' Obligations..................................................................16

         5.3.A Conditions to Buyer's and Sellers' Obligations....................................................16
         5.4 Pre-Closing Covenants...............................................................................17


ARTICLE 6 COVENANTS..............................................................................................20
         6.1 Miscellaneous Covenants.............................................................................20
         6.2 Restrictive Covenants...............................................................................22
         6.3 Employee Covenants..................................................................................25


ARTICLE 7 INDEMNIFICATION........................................................................................26
         7.1 Survival of Representations and Warranties..........................................................26
         7.2 Indemnification by the Sellers......................................................................27
         7.2A Indemnification by Eckerd..........................................................................28
         7.3 Indemnification by Buyer............................................................................28
         7.4 Third Party Claims..................................................................................29
         7.5 Limitations on Indemnification of Buyer.............................................................29
         7.6 Limitations on Indemnification of Seller............................................................30
         7.7 General Limitations on Indemnification..............................................................31


ARTICLE 8 CONSTRUCTION...........................................................................................31
         8.1 Definitions.........................................................................................31
         8.2 Notices.............................................................................................34
         8.3 Binding Effect......................................................................................34
         8.4 Headings............................................................................................35
         8.5 Exhibits and Schedules..............................................................................35
         8.6 Counterparts........................................................................................35
         8.7 Governing Law.......................................................................................35
         8.8 Waivers.............................................................................................35
         8.9 Pronouns............................................................................................35
         8.10 Time Periods.......................................................................................35
         8.11 No Strict Construction.............................................................................35
         8.12 Modification.......................................................................................35
         8.13 Entire Agreement...................................................................................35
         8.14 Severability.......................................................................................36
         8.15 Further Assurances.................................................................................36
         8.16 Risk of Loss.......................................................................................36

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into this 29th day of December, 1997, by and among NCS HEALTHCARE OF NEW YORK, INC., an Ohio corporation ("Buyer"), solely for purposes of Article 4 and Sections 5.4.5, 6.1.5 and 6.1.7, NCS HEALTHCARE, INC., a Delaware corporation ("NCS"), THRIFT DRUG, INC. (d/b/a Greenwood Pharmacy), a Delaware corporation ("Greenwood"), FAY'S INCORPORATED (d/b/a Managed Pharmacy Services and MPS), a New York corporation (individually referred to as "MPS" and collectively with Greenwood referred to as the "Sellers"), and, solely for purposes of Article 3A and Sections 6.1.9, 6.2 and 7.2A, ECKERD CORPORATION, a Delaware corporation and an Affiliate of the Sellers ("Eckerd").

                                    RECITALS:
                                    ---------

         A. The Sellers are engaged, among other things, in the business of providing pharmaceuticals, drugs, biologicals, medical devices and other health or medical supplies and related services to correctional facilities, nursing homes, other institutional care facilities and individuals residing in such facilities (the "Business").

         B. The parties desire that the Sellers sell to Buyer and that Buyer purchase from the Sellers substantially all of the assets that are used or useful primarily in the Business upon the terms and conditions hereinafter set forth.

         C. Eckerd is an Affiliate of the Sellers and will benefit from the sale of the assets to Buyer hereunder.

         D. NCS owns 100% of the outstanding shares of the capital stock of Buyer and will benefit from the sale of the assets by the Sellers hereunder.

            In consideration of and in reliance upon the representations, warranties and obligations in this Agreement, the parties agree as follows:

                                    ARTICLE 1

                  PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES
                  ---------------------------------------------

                  1.1 Certain capitalized terms are defined in Section 8.1.

                  1.2 PURCHASED ASSETS. On the Closing Date, the Sellers agree to sell, deliver, transfer, assign and convey to Buyer free of all Liens other than Permitted Liens, and Buyer agrees to purchase, all right, title and interest in and to all of the Sellers' properties, assets, and rights owned, used, acquired for use, or arising or existing primarily in connection with the Business, whether known or unknown, tangible or intangible, real, personal or mixed and wherever located, including, without limitation, all property, plant, equipment, accounts receivable, inventories, books and records, permits and other governmental authorizations pertaining to the

Business (to the extent such permits and authorizations may legally be assigned), all proprietary information and rights owned, used or useful by the Sellers primarily in the operation of the Business, including, without limitation, all patents, patent applications, copyrights, trademarks, trade names (including the trade names "Greenwood Pharmacy" and "MPS" and all variants thereof, and all rights to the use of such names as a trademark, trade name or service mark), licenses or other rights to technology or information, trade secrets, customer and supplier lists, estimating and bidding methodologies, computer software and programming, and all other intangible property and goodwill associated with the Business; PROVIDED, HOWEVER, that (a) the Sellers shall not sell and Buyer shall not purchase the Retained Assets described in
Section 1.3 hereof, and (b) as to contracts, subject to the terms of Section
6.1.5 hereof, the Sellers shall assign and Buyer shall assume only those contracts of the Sellers that are described and expressly set forth in Section 1.4(a) hereof. The assets to be purchased and sold pursuant to this Agreement are sometimes collectively referred to as the "Purchased Assets."

                  1.3 RETAINED ASSETS. The Sellers shall not sell, transfer or assign, and Buyer shall not purchase (a) any cash, (b) rights of the Sellers arising under this Agreement, (c) the Sellers' corporate minute books, stock records, and tax returns or other similar corporate books and records, and those records originals of which the Sellers are required to maintain under applicable laws (PROVIDED, copies of the same will be made available to Buyer), (d) rights of the Sellers in any pending litigation, (e) all contracts of the Sellers that are NOT described in Section 1.4 or otherwise as provided in Section 6.1.5 hereof, (f) any other assets of the Sellers that are specifically set forth on
SCHEDULE 1.3, and (g) any other assets of the Sellers not owned, used or useful primarily in the Business (collectively, the "Retained Assets").

                  1.4 ASSUMED LIABILITIES. On the Closing Date, Buyer agrees to assume only the following liabilities of the Sellers (a) the contracts set forth on SCHEDULE 1.4(a) to the extent such contract liabilities accrue and relate solely to the period after the Closing (subject to the terms of Section 6.1.5 hereof), (b) the accrued vacation pay of employees of the Sellers who work primarily in the Business and who are hired by Buyer simultaneously with the Closing, which amount shall be determined by the mutual agreement of the Sellers and Buyer immediately prior to the Closing Date and shall be set forth at the Closing on SCHEDULE 1.4(b), and (c) open purchase orders for inventory, supplies and the like which are ordered in the ordinary course of business consistent with past practice by the Sellers for the Business prior to the Closing Date and such inventory, supplies and the like are delivered to Buyer after the Closing Date (collectively, the "Assumed Liabilities"). Nothing in this Section 1.4 shall be construed or implied to impose upon Buyer any Liabilities of the Sellers, except as set forth in this Section 1.4.

                  1.5 Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities expressly provided in Section 1.4, Buyer shall not assume and shall not be liable for any Liabilities of the Sellers or any Affiliate of the Sellers of any nature whatsoever, whether related to the Business or otherwise (the "Retained Liabilities"), including, without limitation, any Liabilities for or relating to Taxes, trade or other accounts payable of the Sellers, litigation, employee benefits, employee compensation, workers' compensation, cobra benefits (including any that may result from this transaction) or other employment or labor-related claims or obligations of the Sellers, environmental liabilities, product warranty or product liability claims, any pension or other employee benefit plan liabilities, any claims under any contract or arrangement or any other contingent liabilities, whether known or unknown.

                  1.6 SATISFACTION OF LIABILITIES BY SELLER. To preserve for Buyer the opportunity to maintain good relations with the Sellers' creditors, suppliers and vendors and preclude the assertion of claims for nonpayment against Buyer, the Sellers agree to pay or otherwise satisfy and discharge promptly after the Closing, or otherwise in accordance with their terms, all Retained Liabilities owed by the Sellers to the Sellers' creditors, suppliers and vendors.

                                    ARTICLE 2

                                  CONSIDERATION
                                  -------------

                  2.1 PURCHASE PRICE. In consideration for the Purchased Assets and the noncompetition obligation of the Sellers and Eckerd set forth in Section 6.2.2, Buyer will (a) assume the Assumed Liabilities, and (b) pay to the Sellers an aggregate amount equal to Eighty Five Million Dollars ($85,000,000.00), subject to adjustment as provided in Section 2.2 (the "Purchase Price"). The Purchase Price will be payable at the Closing by wire transfer in immediately available United States federal funds as allocated to the accounts designated by the Sellers at least two (2) business days prior to the Closing Date.

                  2.2 PURCHASE PRICE ADJUSTMENTS. The Purchase Price payable at the Closing will be reduced in an amount equal to the accrued vacation pay set forth on the updated SCHEDULE 1.4(b). In addition, if the Valued Assets being acquired by Buyer have a net book value at the Closing (the "Net Asset Value") of less than $29,129,000 (the "Target Value"), the Purchase Price payable at the Closing will be further reduced by the excess of the Target Value over the Net Asset Value. If the Valued Assets being acquired by Buyer have a Net Asset Value of more than the Target Value, the Purchase Price payable at the Closing will be increased by the excess of the Net Asset Value over the Target Value. The Net Asset Value will be determined pursuant to Section 2.3 hereof.

                  2.3 DETERMINATION OF NET ASSET VALUE. Within three (3) days preceding the Closing Date, the Chief Financial Officer of the Sellers shall deliver a certificate to Buyer setting forth such officer's good faith estimate of the Net Asset Value of the Valued Assets as of the Closing Date (the "CFO's Certificate") for the purpose of determining any adjustment to the Purchase Price to be paid by Buyer at the Closing. The Net Asset Value of the Valued Assets shall be the book value of the Valued Assets determined as follows:

                           (a) INVENTORY. The Net Asset Value of the
"marketable" inventory shall be determined based on a physical inventory of the inventory which shall be taken by an independent and nationally recognized inventory service immediately prior to the Closing Date, which physical inventory may be observed by representatives of the Sellers and Buyer. For purposes of this Section 2.3(a), the inventory shall be valued as described on
SCHEDULE 2.3(a) hereto and shall be considered "marketable" only if it satisfies the criteria set forth on SCHEDULE

2.3(a) hereto. The cost of the inventory service shall be shared equally by the Sellers on the one hand and Buyer on the other. Within three (3) days after the taking of the inventory, the inventory service shall provide to the Sellers and Buyer its estimate of the amount of the inventory based on the preceding methodology. The Sellers and Buyer shall then have five (5) days to submit any comments or objections on the inventory to the inventory service. Within three
(3) days thereafter, the inventory service shall notify the Sellers and Buyer of its final calculation of the amount of the inventory, which calculation shall be final and binding on Buyer and the Sellers for the purpose of determining the value of the "marketable" inventory on such date.

                           (b) ACCOUNTS RECEIVABLE. The Sellers acknowledge and
agree that the estimate of the Net Asset Value of the accounts receivable shall fix an allowance for doubtful accounts at seven percent (7%) of the Sellers' gross accounts receivable. In calculating the Net Asset Value of the Sellers' accounts receivable as described in Section 2.3(d) below, Buyer shall calculate the gross amount of the accounts receivable as of the Closing Date and apply the same percentage of allowance for doubtful accounts as referred to above. In calculating the gross amount of the accounts receivable, Buyer shall not be entitled to any adjustments for additional write-offs made by Buyer of accounts receivable as of the Closing.

                           (c) FIXED ASSETS. The Net Asset Value of the Fixed
Assets shall be determined based upon the cost of such assets less the amount of depreciation through the Closing Date. In calculating the Net Asset Value of the Fixed Assets, Buyer shall use the same depreciation methodology as used by the Sellers in their preparation of the CFO's Certificate.

                           (d) BUYER'S DETERMINATION. Within thirty (30) days
after the Closing, Buyer shall prepare and deliver to the Sellers, a certificate as to its calculation using the methodology described in Section 2.3(a)-(c) above of the Net Asset Value as of the Closing Date (the "Buyer's Certificate") and the resulting additional adjustment to the Purchase Price, if any, which will be the difference between the Net Asset Value on the CFO's Certificate and the Net Asset Value on the Buyer's Certificate (the "Purchase Price Adjustment"). Buyer shall provide the Sellers with appropriate backup for its calculation of the Net Asset Value. If the Sellers do not dispute the Net Asset Value set forth on the Buyer's Certificate within fifteen (15) business days after receipt of same, the Net Asset Value set forth on the Buyer's Certificate shall become the final Net Asset Value and the Sellers shall reimburse to Buyer, or Buyer shall pay to the Sellers, as the case may be, the Purchase Price Adjustment by wire transfer in immediately available United States federal funds within five (5) days of the Net Asset Value becoming finalized. If the Sellers dispute the Net Asset Value set forth on the Buyer's Certificate, they shall deliver written notice to Buyer specifying, in reasonable detail, the nature and basis of such dispute (the "Sellers' Dispute Notice"). Buyer and the Sellers shall attempt in good faith to reach an agreement with regard to the Net Asset Value within twenty (20) days after the Sellers' Dispute Notice is received by Buyer, in which event the Net Asset Value, as agreed to, shall be the conclusive and binding Net Asset Value, and the Sellers shall reimburse to Buyer, or Buyer shall pay to the Sellers, as the case may be, the Purchase Price Adjustment, by wire transfer in immediately available United States federal funds within five
(5) days of the Net Asset Value becoming finalized.

                           (e) FINAL DETERMINATION. If Buyer and the Sellers are
unable to resolve the Net Asset Value within the aforesaid 20-day period, the parties shall, promptly after the expiration of such time period, submit their unresolved dispute to a nationally (or, if none is available, regionally) recognized accounting firm not affiliated in any way with the Sellers or Buyer as selected by Buyer and approved by the Sellers, which approval shall not be unreasonably withheld (the "Net Asset Value Arbiter"). Promptly, but no later than thirty (30) days after acceptance of its appointment, the Net Asset Value Arbiter shall render a written report as to the resolution of the dispute and the resulting calculation of the Net Asset Value. The decision of the Net Asset Value Arbiter will be delivered in writing to Buyer and the Sellers, will be final and binding upon such parties, and payment by either the Sellers or Buyer, as the case may be, to the other of the Purchase Price Adjustment, shall be made by wire transfer in immediately available United States federal funds within five (5) days of the Net Asset Value becoming finalized by the Net Asset Value Arbiter. The Net Asset Value Arbiter shall have exclusive jurisdiction over, and resort to the Net Asset Value Arbiter as provided in this paragraph shall be the sole recourse and remedy of the parties against one another or any other person with respect to determining the Net Asset Value. The fees and expenses of the Net Asset Value Arbiter shall be borne equally by Buyer, on the one hand, and the Sellers, on the other hand.

                  2.4 ALLOCATION. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                  ---------------------------------------------

                  The Sellers, jointly and severally, represent and warrant to Buyer as follows:

                  3.1      Organization.
                           -------------

                           3.1.1 ORGANIZATION AND POWER. Greenwood is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Greenwood has full corporate power to own, lease and operate the Purchased Assets owned, leased or operated by it and carry on the Business as and where such assets are now owned or leased and as such Business is presently being conducted. MPS is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. MPS has full corporate power to own, lease and operate the Purchased Assets owned, leased or operated by it and carry on the Business as and where such assets are now owned or leased and as such business is presently being conducted.

                           3.1.2 QUALIFICATION. SCHEDULE 3.1.2 lists all of the
states and countries in which each Seller (i) owns or leases real property used primarily in the Business, (ii) maintains sales offices or sales agents used primarily in the Business, or (iii) maintains inventory used primarily in the Business. The Sellers are not, and are not required to be, qualified to do business as a foreign corporation in connection with the Business in any states or countries other than those listed in SCHEDULE 3.1.2, and the Sellers are duly qualified as a foreign corporation to do business in each of those states or countries, except for where the failure to so qualify would not have a material adverse effect on the Business or the Purchased Assets.

                  3.2      AGREEMENTS.
                           -----------

                           3.2.1 ENFORCEABILITY. All requisite corporate action
to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by each of the Sellers in connection herewith has been taken by each of the Sellers. This Agreement and each other agreement and document delivered by each of the Sellers in connection herewith has been duly executed and delivered by each of the Sellers and constitute the binding obligations of each of the Sellers enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally or by principles of equity.

                           3.2.2 CONSENTS. Except as required by the HSR Act and
as set forth on SCHEDULE 3.2.2, no approval or consent of, or filing with, any Person or Governmental Authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by either of the Sellers of this Agreement or any other agreement or document delivered by or on behalf of either of the Sellers in connection herewith.

                           3.2.3 NO CONFLICTS. Except as set forth on SCHEDULE
3.2.3, no action taken or required to be taken by or on behalf of either of the Sellers in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement, and each other agreement and document delivered by either of them in connection herewith:

                           (a) gives rise to a right of termination or acceleration under any Contract by which any of them are bound;

                           (b) to the Knowledge of Sellers, disrupts or impairs any business relationship which either of the Sellers have with any vendor, manufacturer, dealer, distributor, sales representative, supplier or customer;

                           (c) conflicts with or violates, in any material respect:

                                   (i)     any Law;

                                   (ii) either of the Sellers' Certificate of Incorporation or By-Laws;

                                   (iii)   any Contract by which either of the
                                           Sellers is bound;

                                   (iv)    any order, arbitration award,
                                           judgment, decree or other similar
                                           restriction to which
                                           either of the Sellers is subject; or

                           (d) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing, in each case, with respect to the foregoing clauses (a) through (d), which could reasonably be expected to have a material adverse effect on the Purchased Assets, the Business, or their ability to consummate the transactions contemplated by this Agreement.

                  3.3      Financial.
                           ----------

                           3.3.1 FINANCIAL RECORDS. SCHEDULE 3.3.1 consists of
(a) a schedule of the Valued Assets as of September 27, 1997 (the "Acquisition Balance Sheet"), and (b) an unaudited condensed combined statement of income of the Business for the 35 week period ending September 27, 1997, as prepared by the Sellers. Except as set forth on SCHEDULE 3.3.1, all such financial records were compiled from the Sellers' books of account, are accurate and complete in all material respects, and present fairly the Valued Assets and the results of operations of the Business at the date and for the period indicated.

                           3.3.2 NO CHANGES. Since September 27, 1997, each of
the Sellers has, in all material respects, operated the Business only in the ordinary course, consistent with past practice. Since that date, there has not been any material adverse change, or event or circumstance which might reasonably be expected to result in a material adverse change, in the Purchased Assets or the Business that are specific to either Seller and not to the Sellers' industry as a whole. Without limiting the generality of the foregoing, since September 27, 1997, except as listed on SCHEDULE 3.3.2, there has not been with respect to the Business any:

                           (a) waiver, release, cancellation or compromise of any debts owed to it or claims or rights against others exceeding $50,000 in the aggregate;

                           (b)     adverse change in existing credit
                                   arrangements with any bank or other
                                   institution;

                           (c) dividend or other distribution declared or paid or any redemption or repurchase of any shares of capital stock;

                           (d) purchase or lease (or commitment to purchase or lease) any assets (other than inventory) in excess of $50,000 individually or $250,000 in the aggregate;

                           (e) (i) creation, incurrence or assumption of any debt for borrowed money, (ii) assumption, guarantee, endorsement or other act of becoming liable or responsible for the obligation of any other Person, or (iii) making of any loans, advances or capital contributions to, or investments in, any other Person;

                           (f) new Contract entered into, except in the ordinary course of business consistent with past practice, or then existing Contract modified or terminated under circumstances which might adversely affect the condition (financial or otherwise) or prospects of the Business taken as a whole; or

                           (g)     sale or disposition of any assets other than
                                   (i) inventory in the ordinary course of
                                   business or (ii) assets individually worth less than $3,000 or in the aggregate worth less than $20,000.

                           3.3.3 TAXES. All Tax returns, reports and
declarations (hereinafter collectively, "Tax Returns") required by any Governmental Authority to be filed in connection with the properties, business, sales, income, expenses, net worth and franchises of the Sellers, the failure of which to file would have a material adverse effect on the Purchased Assets, have been timely filed, and such returns are correct and complete in all material respects. All Tax due in connection with the properties, business, sales, income, expenses, net worth and franchises of the Sellers has been paid, other than any Tax which is not yet due or which, if due, is not yet delinquent or is being contested in good faith. There are no Tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth and franchises of the Sellers' Business, and, to the Knowledge of the Sellers, there are no such threatened claims, audits or proceedings. There are not currently in force any extensions of time with respect to the dates on which any Tax Return was or is due to be filed by the Sellers, or any waivers or agreements for the extension of time for the assessment or payment of any Tax.

                  3.4      LEGAL.
                           ------

                           3.4.1 COMPLIANCE WITH LAWS. Neither Seller is in
violation, in any material respects, of any outstanding arbitration award, judgment, order or decree relating in any manner to the Purchased Assets or the Business. SCHEDULE 3.4.1 lists all material permits, licenses, approvals or authorizations of any Governmental Authority required by Sellers to conduct the Business (the "Permits"). All such Permits have been legally obtained and maintained by the Sellers and are in full force and effect in all material respects. No proceeding is pending to revoke or limit any Permit. The Sellers have timely made all filings required to be made in connection with the sale of their products in each state where they have sold products, the failure of which to file would have a material adverse effect on the Purchased Assets, and, to the Knowledge of Sellers no such filing has been the subject of any inquiry or investigation. In the past year, there have been no material claims, notices, orders or directives issued by any Governmental Authority with respect to the Business or the Purchased Assets.

                           3.4.2 LITIGATION. Except as listed in SCHEDULE 3.4.2:

                           (a) no claim, litigation, investigation or proceeding is pending or, to the Knowledge of the Sellers, threatened against either of the Sellers relating in any manner to the Business or the Purchased Assets, which would have a material adverse effect on the Purchased Assets or the Business; and

                           (b) no arbitration award, judgment, order, decree or similar restriction is outstanding against or relating in any manner to the Business or the Purchased Assets, which would have a material adverse effect on the Purchased Assets or the Business.

                  3.5      Business.
                           ---------

                           3.5.1 EMPLOYMENT. As it relates to the Business, as
of December 29, 1997 Greenwood employed a total of 330 employees, of which 287 were full-time and 43 were part-time. As it relates to the Business, as of December 29, 1997 MPS employed a total of 334 employees, of which 255 were full-time and 79 were part-time. SCHEDULE 3.5.1 lists the names, current annual compensation rates and other compensation arrangements of each of the Sellers' employees at the Business whose annual compensation (as shown on such employee's tax withholding form) for the prior calendar year exceeds $50,000. Each Seller has paid in full to all employees of the Business, or made appropriate accruals for on its books of account, all wages, commissions, bonuses and other direct compensation for all services performed by them. Each Seller has withheld or collected from each payment made to each of its employees of the Business the amount of all Taxes required to be withheld or collected therefrom, and each Seller has paid the same when due to the proper Governmental Authorities, the failure of which to withhold would have a material adverse effect on the Purchased Assets of the Business. There are no pending controversies, grievances or claims by any of the employees, former employees or beneficiaries of employees of either of the Sellers' Business with respect to their employment or benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers' compensation laws ("Employee Claims"). There is no union representation of either of the Sellers' employees at the Business, there has been no attempt by a labor organization to organize either of the Sellers' employees at the Business into a collective bargaining unit, and there is no basis to believe that there is any imminent threat of an attempt to organize a union at the Business. Except as set forth on
SCHEDULE 3.5.1, since September 27, 1997, other than normal increases using standards consistent with past practice, there has not been any general increase made or promised in the level or rate of salaries or compensation (including, but not limited to, bonuses) of any of the Sellers' employees, increases made or promised in the salary or compensation (including, but not limited to, bonuses) paid to or accrued for the benefit of any employee, director, representative or agent of either Seller whose compensation (including, but not limited to, bonuses) after such increase would be at an annual rate in excess of $50,000.

                           3.5.1.1 WORKER ADJUSTMENT AND RETRAINING NOTIFICATION
ACT ("WARN"). Sellers represent that SCHEDULE 3.5.1.1 indicates each of the Leased Properties and, with respect to each, lists each and every employee employed there as of November 1, 1997. In addition, if any of the employees listed within SCHEDULE 3.5.1.1 (i) incurred an employment termination, other than a discharge for cause, voluntary departure or retirement; (ii) was laid off for any reason; or (iii) experienced a reduction in hours of work of more than fifty percent (50%) from November 1, 1997 to the date of this Agreement, such shall be indicated next to the employee's name, with the date of such occurrence(s) provided.

                           3.5.2 CONTRACTS. SCHEDULE 3.5.2 contains a complete
and accurate list of the material Contracts of the Sellers that relate to the Business. The Sellers have delivered or made available to Buyer copies of such written Contracts which are accurate and complete in all material respects, in each case with all material modifications and amendments thereto. There has been no material modification or termination of any such Contract or Lease Agreement under circumstances which would reasonably be expected to have a material adverse effect on the Business and each such Contract and Lease Agreement is valid and in full force and effect.

                           3.5.3 COMPLIANCE WITH CONTRACTS. Except as set forth
on SCHEDULE 3.5.3, with respect to the Contracts and Lease Agreements that are being assigned to Buyer hereunder, the applicable Seller is not in material default under or in material violation of any thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a material default or material violation. There have been no discussions or correspondence concerning a breach by either Seller or termination of any of the foregoing. To the Knowledge of the Sellers, there is no material default under or any material violation of any of the foregoing by any other party thereto.

                           3.5.4 PREPAYMENTS AND DEPOSITS. Neither Seller has
received any prepayments or deposits from customers for products to be shipped, or services to be performed, in the future.

                           3.5.5 SUPPLIERS AND CUSTOMERS. No supplier or
customer which accounted for more than 5% of either of the Sellers' sales or purchases in the past year has terminated, or, to the Knowledge of Sellers, threatened to terminate, its relationship with either of the Sellers.

                  3.6      Assets.
                           -------

                           3.6.1 TITLE. The Purchased Assets are, or at the
Closing will be, free and clear of all Liens other than the Permitted Liens. Collectively, the Sellers own or lease all of the Purchased Assets. Except for the Retained Assets, assets leased under Contracts listed on SCHEDULE 3.5.2 and immaterial personal property of employees, the Purchased Assets include all assets that are useful, or are being used, primarily to operate the Business. All of the Contracts by which either Seller is bound with respect to which Buyer is acquiring the rights of either Seller pursuant to Section 1.4 hereof are valid, in full force and effect, and, in all material respects, enforceable in accordance with their terms and, to the Knowledge of Sellers, will not be affected by the consummation of the transaction contemplated hereby, except to the extent that any consent required in connection with the assignment thereof is not obtained. There exists no condition affecting the title to or use of any part of the Purchased Assets that would prevent Buyer from occupying, using, or enforcing its rights in respect of any part of the Purchased Assets to the same full extent that the Sellers could continue to do so if the transactions contemplated hereby did not take place.

                           3.6.2 ACCOUNTS RECEIVABLE. To the Knowledge of
Sellers, none of the Sellers' accounts receivable are subject to any set-off or counterclaim. SCHEDULE 3.6.2 sets forth the Sellers' aging summaries of the Sellers' accounts receivable relating to the Business as of the date of the Acquisition Balance Sheet.

                           3.6.3 INVENTORIES. All inventory has been valued on
the Acquisition Balance Sheet at the cost reflected on the most recent vendor invoice.

                           3.6.4 CONDITION. All of the Fixed Assets included in
the Purchased Assets are in good operating condition, normal wear and tear excepted. Except as provided in the preceding sentence, the Fixed Assets are being transferred AS IS, WHERE IS, WITH ALL FAULTS, and the Sellers disclaim any express or implied warranties, including the warranties of merchantability or fitness for a particular purpose.

                           3.6.5 INTELLECTUAL PROPERTY. SCHEDULE 3.6.5 lists all
material Intellectual Property Rights owned by either Seller or in which (as noted on such Schedule) either Seller has any rights or licenses which is useful or used primarily in the Business. To the Knowledge of the Sellers, there has not been any infringement or alleged infringement by others of any such Intellectual Property Rights. Except as set forth in SCHEDULE 3.5.2, neither Seller is a party to any material contract, whether as licensor, licensee, franchisor, franchisee, dealer, distributor, or otherwise, with respect to any Intellectual Property Rights or Trade Secrets which is useful or used primarily in the Business. The Sellers have the right to use all Intellectual Property Rights as are necessary to enable the Sellers to conduct all phases of the Business in the manner presently conducted, and the use of the trade names "Greenwood," "Managed Pharmacy Services" and "MPS" and, to the Knowledge of Sellers, the use of any other Intellectual Property Rights, has not conflicted with, infringed, or otherwise violated any rights of any Person. The Intellectual Property Rights listed in SCHEDULE 3.6.5 are valid and in full force and effect and are not subject to any material interference action or other judicial, arbitration, or other adversary proceeding, the effect of which would have a material adverse effect on the Purchased Assets or the Business.

                  3.7 REAL PROPERTY. Neither of the Sellers own any real property that is used primarily in the Business, nor has either Seller agreed to acquire any real property or any fee interest in any real property. Except as set forth on SCHEDULE 3.7, each of the Sellers has the exclusive right to possess, use and occupy their respective Leased Properties pursuant to valid and binding lease agreements that are enforceable in all material respects (the "Lease Agreements"). To the Knowledge of the Sellers, none of the buildings, structures, improvements or appurtenances of the Leased Properties, nor the operation or maintenance thereof, violates in any material respect any restrictive covenant or any provision of any Law, or encroaches on any property owned by others. To the Knowledge of Sellers, all accounts for work and services performed and materials placed or furnished upon or in respect to the Leased Properties at the request of either of the Sellers have been fully paid and satisfied and no person is entitled to claim a Lien under any Law against the Leased Properties or any part thereof in connection therewith. To the Knowledge of Sellers, there is nothing owing in respect of the Leased Properties by either of the Sellers to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed. To the Knowledge of the Sellers, there are no material structural repairs or replacements that are necessary with respect to the Leased Properties. To the Knowledge of the Sellers, no underground storage tanks are or have been located on the Leased Properties. The Sellers have delivered to Buyer true and complete copies of the Lease Agreements and all environmental audits, evaluations, assessments, studies or tests relating to the Leased Properties and their use which are within the possession or control of the Sellers.

                  3.8      Miscellaneous.
                           --------------

                           3.8.1 CONFLICTS OF INTEREST. Except as set forth on
SCHEDULE 3.8.1, to the Knowledge of Sellers, no shareholder, director or employee of the Sellers, nor any relative of any director or employee of the Sellers nor an Affiliate of any of the foregoing:

                           (a) owns, directly or indirectly, any interest in, or is an employee or agent of, any entity which is a competitor, lessor, lessee, customer or supplier of either of the Sellers;

                           (b) owns, directly or indirectly, any interest in, any tangible or intangible property, asset, or right which either of the Sellers uses in the Business;

                           (c) has any cause of action or claim against, owes any amount to, or is owed any amount by either of the Sellers;

                           (d) is a party to any Contract with either of the Sellers; or

                           (e) received a loan, gift or advance from either of the Sellers in the three year period preceding the Closing Date.

                           3.8.2 FULL DISCLOSURE. No representation or warranty
by either of the Sellers in this Agreement and no statement contained in any Schedule to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE 3A

                    REPRESENTATIONS AND WARRANTIES OF ECKERD
                    ----------------------------------------

                  Eckerd represents and warrants to Buyer as follows:

                  3A.1 ENFORCEABILITY. Eckerd is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Eckerd has full corporate power and authority to execute, deliver and perform this Agreement and each of the agreements and documents delivered by Eckerd in connection herewith. This Agreement and each other agreement and document delivered by Eckerd in connection herewith has been duly executed and delivered by Eckerd and constitutes the binding obligations of Eckerd enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally or by principles of equity.

                  3A.2 CONSENTS. No approval or consent of, or filing with, any Person or Governmental Authority is required in connection with the execution, delivery or performance by Eckerd of this Agreement or any other agreement or document delivered by Eckerd in connection herewith.

                  3A.3 NO CONFLICTS. No action taken or required to be taken by or on behalf of Eckerd in connection with the execution, delivery and performance of this Agreement, and each other agreement and document delivered by Eckerd in connection herewith conflicts with or violates: (a) any Law; (b) Eckerd's Certificate of Incorporation or Bylaws; or (c) any order, arbitration award, judgment, decree or other similar restriction to which Eckerd is subject.

                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND NCS
                 -----------------------------------------------

                  Buyer and NCS, jointly and severally, represent and warrant to the Sellers as follows:

                  4.1 ORGANIZATION AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and at the Closing will be qualified to do business in each state where such qualification is necessary. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith. NCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NCS has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

                  4.2      Agreements.
                           -----------

                           4.2.1 ENFORCEABILITY. All requisite corporate action
to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by Buyer and NCS in connection herewith has been taken by Buyer and NCS. This Agreement and each other agreement and document delivered by Buyer and NCS in connection herewith have been duly executed and delivered by Buyer and NCS and constitutes the binding obligations of Buyer and NCS enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally or by principles of equity.

                           4.2.2 CONSENTS. Except as required by the HSR Act
and, other than those already received, no approval or consent of, or filing with, any Person or Governmental Authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Buyer or NCS of this Agreement or any other agreement or document delivered by Buyer or NCS in connection herewith.

                           4.2.3 NO CONFLICTS. No action taken by or on behalf
of Buyer or NCS in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement, and each other agreement and document delivered by them in connection herewith, conflicts with or violates, in any material respect (a) any Law, (b) Buyer's Articles of Incorporation or Code of Regulations, (c) NCS's Certificate of Incorporation or By-Laws, (d) any contract by which Buyer or NCS is bound, or (e) any order, arbitration award, judgment, decree or other similar restriction to which either Buyer or NCS is subject, or constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing, in each case, with respect to the foregoing clauses (a) through (e), which could reasonably be expected to have a material adverse effect on Buyer's or NCS' business or their ability to consummate the transactions contemplated by this Agreement.

                           4.2.4 FULL DISCLOSURE. No representation or warranty
by Buyer or NCS in this Agreement and no statement contained in any Schedule to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

                                    ARTICLE 5

                               CLOSING; CONDITIONS
                               -------------------

                  5.1 CLOSING. The consummation of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. (local time) on a mutually agreed upon date that is within five (5) business days after the satisfaction or written waiver of the conditions contained in Sections 5.2, 5.3 and 5.3A (the "Closing Date") at the offices of Eckerd, or on such other date, place or time as the parties may mutually agree. The transfers and deliveries herein contemplated will be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery will become effective until all of the transfers and deliveries provided for in Sections 5.2 and 5.3 have been consummated. The transfers and deliveries herein contemplated will be deemed to have occurred and the Closing will be effective as of the start of business on the Closing Date.

                  5.2 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to perform this Agreement is subject to satisfaction or written waiver of the following conditions at or before the Closing:

                                   5.2.1 AGREEMENTS PERFORMED. Each Seller shall
have performed in
all material respects all of the obligations under this Agreement to be performed by them at or before the Closing;

                                   5.2.2 REPRESENTATIONS ACCURATE. The
representations and warranties of the Sellers and Eckerd contained herein will continue to be accurate in all material respects as if made as of the Closing;

                                   5.2.3 SELLERS' CERTIFICATE. Buyer will have
received a certificate from each Seller, with the referenced attachments, in the form of EXHIBIT A attached hereto;

                                   5.2.4 ECKERD'S CERTIFICATE. Buyer will have
received a certificate from Eckerd, with the referenced attachments, in the form of EXHIBIT B attached hereto;

                                   5.2.5 NO CHANGE. There will have been no
material adverse change in the Business or the Purchased Assets taken as a whole;

                                   5.2.6 LEGAL ACTION. There will be no pending
or threatened legal action or inquiry that challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

                                   5.2.7 CONSENTS. Buyer will have received all
consents and approvals of all Governmental Authorities (other than under the HSR
Act) necessary for Buyer and the Sellers to execute, deliver and perform this Agreement, and the consents and approvals of all Persons listed on SCHEDULE 5.2.7;

                                   5.2.8 LIEN TERMINATION STATEMENTS. Buyer will
have received termination statements of all security interests in, and releases of all Liens, other than Permitted Liens, on, the Purchased Assets, including, but not limited to, UCC Termination Statements;

                                   5.2.9 TRANSFER INSTRUMENTS. Buyer will have
received from each Seller a general bill of sale and assignment ("Bill of Sale") and such certificates of title (including, but not limited to, those for motor vehicles), endorsements, assignments in recordable form (including, but not limited to, those for the Leased Properties and all of Sellers' Intellectual Property Rights owned, useful or used primarily in the Business), affidavits, and other instruments of transfer, all of which shall be in form and substance reasonably satisfactory to the Sellers and Buyer, as shall be required to permit Buyer to acquire the Purchased Assets, free of any Liens other than the Permitted Liens;

                                   5.2.10 ASSIGNMENT OF CONTRACTS. Buyer will
have received from each Seller an instrument, in form and substance reasonably satisfactory to the Sellers and Buyer, pursuant to which the Sellers assign the Contracts set forth on SCHEDULE 1.4(a) to Buyer;

                                   5.2.11 LEGAL OPINION. Buyer will have
received an opinion of counsel from Eckerd's General Counsel as to the matters set forth on SCHEDULE 5.2.11, dated as of the Closing Date; and

                                   5.2.12 OTHER. Buyer will have received each
other document required to be delivered to Buyer hereunder.

                  5.3 CONDITIONS TO SELLERS' OBLIGATIONS. The obligation of the Sellers to perform this Agreement is subject to satisfaction or written waiver of the following conditions at or before the Closing:

                                   5.3.1 AGREEMENTS PERFORMED. Buyer will have
performed in all material respects all of the obligations under this Agreement to be performed by it at or before the Closing;

                                   5.3.2 REPRESENTATIONS ACCURATE. The
representations and warranties of Buyer and NCS contained herein will continue to be accurate in all material respects as if made as of the Closing;

                                   5.3.3 BUYER'S CERTIFICATE. The Sellers will
have received a certificate from Buyer, with the referenced attachments, in the form of EXHIBIT C attached hereto;

                                   5.3.4 NCS'S CERTIFICATE. The Sellers will
have received a certificate from NCS, with the referenced attachments, in the form of EXHIBIT D attached hereto;

                                   5.3.5 LEGAL ACTION. There will be no pending
or threatened legal action or inquiry that challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

                                   5.3.6 PAYMENT OF THE PURCHASE PRICE. The
Sellers will have received immediately available funds by wire transfer in the amount and to the accounts designated pursuant to Section 2.1 hereof;

                                   5.3.7 ASSUMPTION OF ASSUMED LIABILITIES. The
Sellers will have received an instrument, in form and substance reasonably satisfactory to the Sellers and Buyer, pursuant to which Buyer assumes the Assumed Liabilities;

                                   5.3.8 LEGAL OPINION. The Sellers will have
received an opinion of counsel from Calfee, Halter & Griswold LLP as to the matters set forth on SCHEDULE 5.3.8, dated as of the Closing Date; and

                                   5.3.9 OTHER. The Sellers will have received
each other document required to be delivered to them hereunder.

                  5.3.A CONDITIONS TO BUYER'S AND SELLERS' OBLIGATIONS. The obligations of the Sellers and of the Buyer, respectively, to consummate the transactions contemplated by this

Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions:

                  (a) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the transaction contemplated hereby shall have expired or shall have been terminated; and

                  (b) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; PROVIDED, HOWEVER, that the parties hereto shall use their reasonable efforts to have any such order or injunction vacated.

                  5.4      Pre-Closing Covenants.
                           ----------------------

                           5.4.1 CONDUCT OF THE BUSINESS. From the date hereof
until the Closing, except to the extent that Buyer otherwise consents in writing or except as disclosed on SCHEDULE 5.4.1 hereto, the Sellers' will operate the Business substantially as presently operated and only in the ordinary course. The Sellers will use commercially reasonable efforts to preserve intact the present business organization and the relationships with persons having business dealings with them in connection with the Business. Without limiting the generality of the foregoing, in connection with the Business, the Sellers will not:

                           (a) purchase or lease (or commit to purchase or lease) any assets (other than inventory) in excess of $25,000 individually or $100,000 in the aggregate;

                           (b) (i) create, incur or assume any debt (other than trade payables in the ordinary course of business, consistent with past practice),
                                    (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligation of any other Person, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

                           (c) (i) increase in any manner the rate of compensation of any of its employees in the Business, other than normal increases using standards consistent with past practice or as required by any collective bargaining agreement, or (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit not required or permitted by any existing Employee Benefit Plan or by applicable Law;

                           (d) permit any of the Purchased Assets to be subjected to any Lien other than Permitted Liens;

                           (e) enter into any Contract, except in the ordinary course of business consistent with past practice, or modify or terminate any Contract under circumstances which might adversely affect the condition (financial or otherwise) or prospects of the Business;

                           (f) sell or dispose of any assets other than (i) inventory in the ordinary course of business, or (ii) assets individually worth less than $3,000 or in the aggregate worth less than $20,000; or

                           (g) take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or omission as though made at and as of the date of such action or omission, except as otherwise specifically contemplated by this Agreement.

                           5.4.2 ACCESS. From the date hereof until Closing,
upon reasonable notice, the Sellers will provide Buyer and its representatives reasonable access to the personnel, facilities and all Books and Records and such other information and Persons relating to the Business as Buyer may reasonably request, provided that such access does not materially interfere with the operation of the Business. In addition, subject to applicable Law and the terms of the Lease Agreements, the Sellers will permit Buyer to perform engineering, environmental and workplace condition surveys and such other physical inspections of the Leased Properties as Buyer may reasonably deem necessary, at Buyer's sole cost and expense, in such a manner that will not materially interfere with the Business. Buyer and the Sellers agree that the terms and conditions of the letter agreement dated October 1, 1997 with regard to confidentiality shall remain in full force and effect.

                           5.4.3 INTERIM FINANCIAL STATEMENTS. Within 20 days
after the end of each fiscal month prior to the Closing, the Sellers will deliver to Buyer a schedule of Valued Assets and an unaudited condensed combined statement of income for the Business for the fiscal month then ended and for that portion of such fiscal year ended with the last day of such monthly period.

                           5.4.4 SUPPLEMENTAL DISCLOSURE. Until the Closing, the
Sellers will promptly notify Buyer of any event or circumstance that arises hereafter and that, had it existed on or prior to the date hereof, would have resulted in a material inaccuracy in a representation or warranty in Article 3 or 3A.

                           5.4.5 SATISFACTION OF CONDITIONS; HSR ACT FILING. The
Sellers agree to use all reasonable efforts to cause each of the conditions set forth in Section 5.2 to Buyer's proceeding with the Closing and in Section 5.3.A to be satisfied at or before the Closing. Buyer agrees to use all reasonable efforts to cause each of the conditions set forth in Section 5.3 to the Sellers proceeding with the Closing and in Section 5.3.A to be satisfied at or before the Closing. Each party hereto will use its reasonable efforts to obtain all authorizations, consents, orders and approvals of all Federal, state and local regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby promptly after the execution of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals, PROVIDED, HOWEVER, that nothing in this Agreement shall be construed to prevent or impair Buyer from taking any action it deems reasonable in response to any action or proposed or threatened action by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws ("Governmental Antitrust Authority"). Each of the parties agrees to respond to a request for additional information or documentary material, if any, made pursuant to Section 803.20 of the Premerger Notification Rules by a Governmental Antitrust Authority in order to consummate the transaction contemplated by this Agreement. In no event shall any party be required to consummate a transaction different than the transaction contemplated by this Agreement, unless otherwise agreed to in writing by the parties hereto. Unless otherwise agreed to in writing by Sellers, during the time between the date hereof and approval by the applicable Governmental Antitrust Authorities, Buyer and NCS agree not to make or agree to make an acquisition or enter or agree to enter into a business transaction that would materially adversely impact competition in any of the relevant markets applicable to the transaction contemplated herein.

                           5.4.6 TERMINATION. This Agreement may be terminated:

                           (a) by mutual written consent of Buyer and the Sellers;

                           (b) by either the Sellers or the Buyer, if the Closing shall not have occurred by the 105th calendar day after the date of this Agreement if the conditions set forth in
                                    Section 5.3.A(a) or Section 5.3.A(b) shall not have been satisfied; or

                           (c) by either the Sellers or the Buyer, if the Closing shall not have occurred prior to the date that is four (4) months after the date of this Agreement; PROVIDED, HOWEVER, that the right to terminate this Agreement under
                                    Section 5.4.6 (b) or (c) shall not be
                                    available to any party whose failure to
                                    fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

If this Agreement is terminated pursuant to paragraph (a) of this Section, all provisions of this Agreement except Section 6.1.2 and the last sentence of
Section 5.4.2 will become void without any liability on the part of any party. If this Agreement is terminated pursuant to paragraph (b) or (c) of this Section, all rights and remedies of each party hereunder and all other provisions hereof related thereto will survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination will remain liable for the damages resulting therefrom.

                                    ARTICLE 6

                                    COVENANTS
                                    ---------

                  6.1      Miscellaneous Covenants.
                           ------------------------

                           6.1.1 PUBLICITY. All public announcements relating to
this Agreement or the transactions contemplated hereby will be made only as may be agreed upon by the parties or as required by Law (it being agreed that the parties hereto or their Affiliates are entitled to disclose all requisite information concerning the transaction in any filings required with the United States Securities and Exchange Commission and pursuant to the HSR Act).

                           6.1.2 EXPENSES. Except to the extent otherwise
specifically provided herein, Buyer will pay all of the expenses incident to the transactions contemplated by this Agreement that are incurred by Buyer, NCS or its representatives, and the Sellers will pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by the Sellers, Eckerd or their representatives or Affiliates. Notwithstanding the foregoing, the Sellers on the one hand and the Buyer on the other agree that:
(i) all sales taxes arising in connection with the transfer of the Purchased Assets shall be paid by Buyer, and (ii) Buyer shall pay all recording costs payable in connection with the transactions contemplated by this Agreement and transfer charges, if any, with respect to the transfer of motor vehicles. Additionally, the parties agree that all proratable items such as rent under the Lease Agreements, common area charges, utility charges, other obligations under the Lease Agreements, payments owed with respect to the Assumed Liabilities and all personal property taxes on the Purchased Assets or the Business shall be prorated as of the Closing Date. The Sellers shall provide their good faith estimate of such prorations, using estimates if necessary, to Buyer at the time the Sellers provide the CFO's Certificate and, Buyer or the Sellers, as the case may be, shall make the appropriate payment to the other on the Closing Date. As soon as reasonably possible after the Closing Date, the parties shall calculate the final correct amount of such prorations, and the Sellers or Buyer, as the case may be, shall make the appropriate payment, if any, to the other within ten
(10) days thereafter. At the Closing, Buyer shall provide the Sellers with a resale certificate with respect to the inventory included in the Purchased Assets.

                           6.1.3 NO ASSIGNMENT. Except as provided in the
following sentence, no assignment of any part of this Agreement or any right or obligation hereunder may be made by Buyer without the prior written consent of the Sellers or by the Sellers or Eckerd without the prior written consent of Buyer, and any assignment attempted without that consent will be void. Without the consent of the Sellers, Buyer may assign all or any part of this Agreement and all or any part of its rights and obligations hereunder to an Affiliate of Buyer, in which event, the Sellers will execute and deliver any documents reasonably requested by the assignee(s) in connection with such assignments, provided that, with respect to any such assignment, no such assignment will relieve Buyer or NCS of its obligations hereunder.

                           6.1.4 ACCOUNTS RECEIVABLE AND PAYMENTS. The Sellers
covenant and agree to forward to Buyer, promptly after the Sellers' receipt of the same, any and all payments that either of the Sellers or any of their respective Affiliates may receive in respect of the accounts receivable acquired by Buyer hereunder or any payments that relate or pertain to sales by Buyer after the Closing, which payments are delivered to either of the Sellers or are otherwise received by either of the Sellers or any of their respective Affiliates. In the event that Buyer at any time receives checks payable to either of the Sellers for amounts owed to Buyer, Buyer shall deliver such checks to such Seller and such Seller shall endorse such checks to Buyer or remit to Buyer the amounts represented by such checks promptly after Sellers' receipt of same. Similarly, Buyer shall promptly reimburse the Sellers or Eckerd for any Assumed Liabilities that are paid by the Sellers or Eckerd after the Closing Date, so long as Sellers or Eckerd, as the case may be, provides Buyer at least five (5) days notice of their receipt of any Assumed Liabilities and Buyer does not object to payment of same within three (3) days after Buyer's receipt of Sellers' or Eckerd's notice. If Sellers or Eckerd in good faith fail to provide Buyer such notice, Buyer will reimburse the Sellers or Eckerd for any Assumed Liabilities that are paid by the Sellers or Eckerd after the Closing Date, so long as the payment by Buyer of any such Assumed Liability is not disputed by Buyer.

                           6.1.5 ASSIGNMENT OF CONTRACTS, RIGHTS, ETC. Anything
in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a material breach or other material contravention of such Contract and the failure to obtain such consent materially adversely affects the rights of Buyer or the Sellers thereunder. Sellers will use commercially reasonable efforts (but without any payment of money by the Sellers) to obtain the consent of the other parties to any such contracts or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If requested by any other party to such Contract, NCS will provide a guarantee of the obligations to be assumed by Buyer thereunder, in form and substance reasonably satisfactory to NCS. If, with respect to a particular contract, any such consent is not obtained, and if any attempted assignment thereof would be ineffective or would materially adversely affect the rights of the Sellers thereunder so that Buyer would not in fact receive all such rights in all material respects under such contract, the Sellers and Buyer will cooperate in a mutually agreeable alternate arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Sellers would enforce for the benefit of Buyer, with Buyer assuming Sellers' obligations under such contract any and all rights of Sellers against a third party thereto.
If: (i) any consent is required to any such sub-licensing, sub-contracting, sub-leasing or other alternate arrangement and such consent is not obtained,
(ii) the substantial benefits under the contract have not been provided to Buyer by any alternative arrangements, and (iii) the other party to such contract takes an action or fails to take an action which results in Buyer not being able to substantially enjoy and realize the benefits of the contract in question, Buyer shall have the right to reject such contract and the Sellers, immediately upon the request of Buyer, shall reassume their position as the party to such contract and such contract shall no longer constitute an Assumed Liability. Buyer acknowledges that the Sellers have endeavored to include on Schedule 1.4(a) the Contracts of the Sellers that relate primarily to the Business. The parties agree that the Sellers intend to assign and Buyer intends to assume all contracts of the Sellers that relate primarily to the Business. Accordingly the parties agree that any Contracts with customers of the Business or immaterial Contracts of the Sellers that relate primarily to the Business inadvertently omitted from Schedule 1.4(a) hereto shall be deemed to be one of the Assumed Liabilities and subject to all the terms and provisions of this Agreement, including but not limited to this Section 6.1.5.

                           6.1.6 POST-CLOSING AGREEMENT. The parties hereto
acknowledge and agree that Buyer may not have all required licenses, permits and other governmental authorizations to take title to all of the Purchased Assets and to hereafter operate all aspects of the Business. Buyer shall promptly apply for such licenses, permits and other governmental authorizations. Buyer knows of no reason why such permits or licenses will not be granted. The Sellers agree that for a period not to exceed twelve (12) weeks after the Closing Date Buyer may operate the Business under the authority of any of the Sellers' licenses, permits or other governmental authorizations of the type that Buyer has not yet obtained, PROVIDED, that such operation does not violate applicable laws or regulations, and that Buyer indemnifies and holds the Sellers harmless against any and all costs, liability, loss, damage or deficiency resulting from the Sellers' performance of these obligations or use thereof. To the extent Buyer operates the Business under the authority of any of the Sellers' licenses, permits or governmental authorizations, Buyer agrees to distribute pharmaceutical supplies and provide health and pharmacy services as would be required of the Sellers under such licenses, permits and governmental authorizations and will indemnify the Sellers against all liability for its failure to do so and for all other liabilities arising in connection with such actions.

                           6.1.7 NCS GUARANTY. NCS hereby unconditionally
guaranties the performance of any and all of Buyer's liabilities and obligations hereunder and those under any other agreements or documents delivered in connection with this Agreement.

                           6.1.8 SERVICE AGREEMENT. After the date hereof, the
Sellers and Buyer agree to negotiate in good faith to enter into a Service Agreement at the Closing providing for back-up pharmacy services by the Sellers.

                           6.1.9 RIGHT OF FIRST OFFER AGREEMENT. After the date
hereof, the Sellers, Eckerd and Buyer agree to negotiate in good faith to enter into a Right of First Offer Agreement at the Closing providing for certain rights relating to businesses acquired by the parties after the Closing.

                           6.1.10 ESTOPPEL CERTIFICATE. After the date hereof,
the Sellers agree to use commercially reasonable efforts to obtain a certificate, in form and substance reasonably satisfactory to Buyer, executed by the landlord of the Leased Property located at Sharon, Pennsylvania with respect to the status of the Lease Agreement for such property.

                  6.2      Restrictive Covenants.
                           ----------------------

                           6.2.1 CONFIDENTIALITY. Each Seller and Eckerd agree
with Buyer that each
will not and will cause its Affiliates not to disclose or use, directly or indirectly, any Confidential Information, at any time after the Closing. If the disclosure of Confidential Information is required by Law, each Seller and Eckerd agree to use its best efforts to provide Buyer an opportunity to object to the disclosure and as much prior written notice as is possible under the circumstances. For purposes of this Subsection 6.2.1, "Confidential Information" means (i) all information belonging to, used by, or that is in the possession of the Sellers or Eckerd relating to the Business to the extent such information is not intended to be disseminated to the public or is otherwise not generally known to competitors of the Business, including, but not limited to, information relating to the Sellers' Business' products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or Trade Secrets, and (ii) all information relating to the acquisition hereunder, including without limitation all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith. Each Seller and Eckerd acknowledge that following the Closing the Confidential Information referred to in (i) above will be the exclusive proprietary property of Buyer, whether or not prepared in whole or in part by either of the Sellers and whether or not disclosed to or entrusted to the custody of either of the Sellers.

                           6.2.2 NONCOMPETITION. Until the fourth (4th)
anniversary of the Closing Date, each Seller and Eckerd agree with Buyer that each will not and will cause its Affiliates not to:

                           (a) develop, manufacture, sell, or distribute products or perform services in competition with the Business;

                           (b) perform any advisory or consulting services for, invest in or otherwise become associated with in any capacity, any Person which develops, manufactures, sells, or distributes products or performs services in competition with the Business; or

                           (c) solicit any current customers or, except as provided in Section 6.2.3 below, any prospective customers of or for the Business;

within the State of New York, the Commonwealth of Pennsylvania, and the State of North Carolina. Notwithstanding the foregoing, the covenants of the Sellers and Eckerd set forth in this Section 6.2.2 shall not restrict their ability to continue to conduct their retail pharmacy business in such states, except that, with respect to providing nursing homes, correctional institutions, or any other institutional care facilities with pharmaceuticals, drugs, biologicals, medical devises, durable medical equipment, or other home health or medical supplies, their retail pharmacies in such states will be permitted only to continue to service their then current customers not acquired by Buyer hereunder and, subject to the terms of Section 6.2.3 below, to service new customers. Nothing in this Section 6.2.2 shall prevent the Sellers, Eckerd or their Affiliates from acquiring an equity interest of less than three percent in a corporation whose shares are listed on a national securities exchange or regularly quoted in a United States over-the-counter market. Nothing in this

Section 6.2.2 shall prevent the Sellers, Eckerd or their Affiliates from acquiring one or more entities or business divisions whose principal operations do not fall within the prohibitions of this covenant, notwithstanding the fact that such entity or division may conduct operations that would otherwise fall within the prohibitions of this covenant. If, on or before the date that is three (3) years after the Closing Date, the Sellers, Eckerd or their Affiliates make any acquisition of the type described in the preceding sentence, the Sellers and Eckerd agree to, and agree to cause their Affiliates to, use reasonable efforts to divest themselves of the acquired business operations that violate this covenant within one year after the date of such acquisition.

                           6.2.3 SOLICITATION. Until the fourth (4th)
anniversary of the Closing Date, each Seller and Eckerd agree with Buyer that each will not and will cause its Affiliates not to solicit new customers of the Business inside (a) the State of New York, (b) the Commonwealth of Pennsylvania, or (c) a fifty (50) mile radius of Raleigh, North Carolina.

                           6.2.4 NONINTERFERENCE. Until the fourth (4th)
anniversary of the Closing Date, each Seller and Eckerd agree with Buyer that each will not and will cause its Affiliates not to induce, attempt to induce, or assist others in inducing or attempting to induce any employee or agent of Buyer or any other Person affiliated or doing business with Buyer to terminate their relationship with Buyer, or in any reckless or intentional manner, interfere with the relationship between Buyer and any such Person or the relationship between Buyer and any of its suppliers or customers. The foregoing shall not preclude general employment advertisements or general solicitations of employment not directed specifically to employees of Buyer.

                           6.2.5 EQUITABLE RELIEF. Each Seller and Eckerd agree
that money damages alone will not be a sufficient remedy for any breach of the provisions of this Section 6.2, and that in addition to all other remedies Buyer will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each Seller and Eckerd waive the securing or posting of any bond in connection with such remedy, and each Seller and Eckerd agree not to assert as a defense in any proceeding where Buyer seeks such relief that Buyer has an adequate remedy at law.

                           6.2.6 REFORMATION OF AGREEMENT. If any of the
covenants contained in Section 6.2, or any portion thereof, is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court shall exercise its discretion to reform such covenant to the end that the Sellers and Eckerd shall be subject to non-disclosure, non-interference, non-competition or other covenants that are reasonable under the circumstances and are enforceable by Buyer. In any event, if any provision of Section 6.2 is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all non-affected provisions shall remain fully valid and enforceable.

                           6.2.7 EXTENSION OF COVENANTS. If a court of competent
jurisdiction finds that either Seller or Eckerd has violated any of the restrictions or covenants contained in Section 6.2, then the parties agree that the period of all restrictions and covenants set forth therein shall automatically be extended by the number of days that the court determines such Seller or Eckerd to have been in violation of such restriction or covenant.

                           6.2.8 REASONABLENESS OF TERMS. Buyer, each Seller and
Eckerd stipulate and agree that the covenants and other terms contained in this
Section 6.2 are reasonable in all respects, including time period, geographical area and scope of restricted activities (it being acknowledged that the Business is being carried on within a consolidating industry), that the Buyer would not have purchased the assets and the Business had the Sellers and Eckerd not agreed to these covenants, and that the restrictions contained herein are designed to protect the Business acquired by Buyer hereunder and ensure that the Sellers and Eckerd do not engage in unfair competition against Buyer.

                           6.2.9 ACKNOWLEDGMENT OF CONSIDERATION. Eckerd
acknowledges that it is a beneficiary of the payments made to the Sellers hereunder and that such payments constitute adequate consideration for Eckerd's obligations under this Section 6.2.

                  6.3      Employee Covenants.
                           -------------------

                           6.3.1 EMPLOYMENT. The parties acknowledge and agree
that certain employees of the Sellers' Business have had access to valuable and proprietary information related to the Business. In order to achieve the full benefits associated with the acquisition contemplated hereunder, the Sellers agree that following the execution of this Agreement, Buyer shall be allowed to discuss with the employees of each of the Sellers who perform services primarily for the Business the possibility of employment with Buyer and Buyer shall be allowed to employ such persons on such terms and conditions as might be negotiated between Buyer and such employee, with the final decision as to employment remaining with the individual employee. Each Seller covenants not to interfere with any such efforts by Buyer. Each of the Sellers shall be responsible for and shall pay the cost of any compensation, severance or other benefits that may be payable to such employees not accepting employment with Buyer or to whom Buyer does not offer employment. Nothing in this Section 6.3.1 shall be deemed to require Buyer to hire or retain any employee for any period of time or at any particular compensation rate or in any particular position. The employment by Buyer of any employee of either of the Sellers who accepts the terms of employment offered by Buyer will commence on the Closing Date. Buyer agrees to provide any employees of the Sellers' Business who are hired by Buyer on or after the Closing Date with first day medical benefits coverage and agrees to waive any preexisting conditions with respect to such employees' medical coverage. All employees of the Sellers' Business who are hired by Buyer shall be given years of service credit for the time period they were employed by the Sellers for purposes of vacation days. With respect to any employee of the Sellers' Business who are hired by Buyer, Buyer shall allow such employees to take the accrued vacation being assumed by Buyer in accordance with the Sellers' vacation policy in effect on the Closing Date. As soon as possible after the date hereof but in no event later than five (5) days prior to the Closing, Buyer shall provide the Sellers a list of all of the Sellers' employees that Buyer desires NOT to employ following the Closing. The Sellers shall be free to retain the services of any employees not hired by Buyer. In the event that Buyer hires less than all of the Sellers' employees who work in the Business and such event triggers an obligation under WARN, then Buyer shall be responsible for all notification and payment obligations imposed by WARN on Sellers or Buyer in connection therewith. From the date hereof through the Closing, without the express written consent of Buyer, the Sellers agree not to (i) incur an employment termination, other than a discharge for cause, voluntary departure or retirement; (ii) lay off for any reason; or (iii) reduce the hours of work by more than fifty percent (50%), of any of the Sellers' employees who work in the Business.

                           6.3.2 TAX DEPOSITS. With respect to any employee of
either Seller who becomes an employee of Buyer, the appropriate Seller shall make all required deposits for all withholding, social security and unemployment insurance Taxes through the Closing and shall file timely required quarterly and annual reports with respect to such Taxes in accordance with applicable Law whether such reports are due prior to or after the Closing.

                           6.3.3 COBRA COMPLIANCE. The Sellers will timely
provide all notices and any continuation of health benefit coverage required to be provided to any of the Sellers' employees of the Business, former employees of the Business, or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (herein collectively referred to as "COBRA") who are not hired by Buyer, to the extent such notices and continuation of health benefit coverage are required to be provided by each of the Sellers by reason of events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. For the purposes of the foregoing, the Sellers will treat all of their employees of the Business (and such employees' beneficiaries and dependents) who are not hired by Buyer as of the Closing Date as having incurred a "qualifying event" (within the meaning of ERISA Section 603 and Code Section 4980B(f)(3)) on the Closing Date. The Sellers will continue the health benefit coverage required by COBRA with respect to the Sellers' employees in the Business who are not hired by Buyer and the provisions of this Agreement irrespective of the elimination of any health benefit plan of the Sellers.

                           6.3.4 USE OF FACILITY. The Sellers agree to allow
Buyer to use the facility located at 7245 Henry Clay Boulevard, Liverpool, New York, for a period of ninety (90) days after the Closing Date, at no cost to Buyer, in the same manner such facility was used by MPS' Western Manager immediately preceding the date hereof.

                                    ARTICLE 7

                                 INDEMNIFICATION
                                 ---------------

                  7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers in Article 3, of Eckerd in Article 3A and of Buyer and NCS in Article 4 will survive the Closing and continue to be binding regardless of any investigation made at any time by any party. The right of the Buyer Indemnified Parties to bring certain indemnification claims is subject to the time and amount limits in Section 7.5, and the right of the Seller Indemnified Parties to bring certain indemnification claims is subject to the time and amount limits in Section 7.6.

                  7.2 INDEMNIFICATION BY THE SELLERS. The Sellers will, jointly and severally, indemnify Buyer and its Affiliates and the shareholders, directors, employees and agents of Buyer (collectively, the "Buyer Indemnified Parties") against and hold them harmless from:

                           (a) REPRESENTATIONS. All Liability, loss, damage or
deficiency suffered or incurred by them resulting from or arising out of any inaccuracy in or breach of any representation or warranty by the Sellers herein or in any other agreement or document delivered by the Sellers in connection herewith;

                           (b) COVENANTS. All Liability, loss, damage or
deficiency suffered or incurred by them resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by the Sellers herein or in any other agreement or document delivered by the Sellers in connection herewith;

                           (c) LIABILITIES. All Liability, loss, damage or
deficiency suffered or incurred by them resulting from or arising out of the imposition or attempted imposition (including, without limitation, by operation of bulk transfer or other Laws) by any third party of any Liability of the Sellers or the Sellers' Business, other than the Assumed Liabilities, and all Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising out of the Sellers' operation of the Business on or before the Closing that is not an Assumed Liability, in each case other than any Liability, loss, damage or deficiency covered by the following subparagraph;

                           (d) INVENTORY; BILLING. Any claim asserted against
Buyer or the Purchased Assets resulting from or arising out of any violation of any Law, including, without limitation, the Federal Food, Drug and Cosmetic Act, relating to the packaging, labeling, dispensing or other treatment, handling or dispensing of drugs, biologicals or pharmaceuticals, or any Law relating to Medicare, Medicaid, or other reimbursement program, where such violation is committed by the Sellers prior to the Closing, or, with respect to any drugs, biologicals or pharmaceuticals in the Sellers' possession or control on the Closing Date, where such violation is committed by the Sellers or Buyer after the Closing Date (the Sellers acknowledge that the foregoing is intended to include any and all claims arising in connection with the restocking or recycling ((as such terms are generally understood within the industry)) of pharmaceuticals, or sale or other disposal of adultered ((as such term is used under the Federal Food, Drug and Cosmetic Act or similar Law)) pharmaceuticals, in each case, before or after the Closing Date relating to pharmaceuticals in the Sellers' stock on or before the Closing Date);

                           (e) ENVIRONMENTAL. All Liability, loss, damage or
deficiency suffered or incurred by them resulting from or arising out of either of the Sellers' generation, production, treatment, transportation, use, or storage before the Closing of any hazardous substances which could result in damage to the environment, danger to the health and safety of the public, or Liability to Buyer;

                           (f) BROKERS AND FINDERS. All Liability, loss, damage
or deficiency
suffered or incurred by them resulting from or arising out of the claims of any broker, finder, or other Person acting in a similar capacity on behalf of the Sellers or its Affiliates in connection with the transactions contemplated herein; and

                           (g) COSTS. Any and all reasonable costs and expenses
(including, but not limited to, legal and accounting fees) related to any of the foregoing.

                  7.2A INDEMNIFICATION BY ECKERD. Eckerd will indemnify the Buyer Indemnified Parties against and hold them harmless from:

                           (a) REPRESENTATIONS. All Liability, loss, damage or
deficiency suffered or incurred by them resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Eckerd herein or in any other agreement or document delivered by Eckerd in connection herewith;

                           (b) COVENANTS. All Liability, loss, damage or
deficiency suffered or incurred by them resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Eckerd herein or in any other agreement or document delivered by Eckerd in connection herewith; and

                           (c) COSTS. Any and all reasonable costs and expenses
(including, but not limited to, legal and accounting fees) related to any of the foregoing.

                  7.3 INDEMNIFICATION BY BUYER. Buyer will indemnify the Sellers and their Affiliates and the shareholders, directors, employees and agents of the Sellers (the "Seller Indemnified Parties") against and hold them harmless from:

                           (a) REPRESENTATIONS. All Liability, loss, damage or
deficiency suffered or incurred by them resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Buyer or NCS herein or in any other agreement or document delivered by Buyer or NCS in connection herewith;

                           (b) COVENANTS. All Liability, loss, damage or
deficiency suffered or incurred by them resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyer or NCS herein or in any other agreement or document delivered by Buyer or NCS in connection herewith;

                           (c) LIABILITIES. All Liability, loss, damage or
deficiency suffered or incurred by them resulting from or arising out of Buyer's failure to perform, from and after the Closing Date, its obligations with respect to the Assumed Liabilities, and all Liability, loss, damage or deficiency suffered or incurred by them resulting from or arising solely out of Buyer's operation of the Business after the Closing;

                           (d) BROKERS AND FINDERS. All Liability, loss, damage
or deficiency suffered or incurred by them resulting from or arising out the claims of any broker, finder or other

Person acting in a similar capacity on behalf of Buyer or its Affiliates in connection with the transactions contemplated herein; and

                           (e) COSTS. Any and all reasonable costs and expenses
(including, but not limited to, legal and accounting fees) related to any of the foregoing.

                  7.4 THIRD PARTY CLAIMS. If any legal proceedings are instituted or any claim is asserted by any third party with respect to which the Seller Indemnified Parties on the one hand, or the Buyer Indemnified Parties on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity will give the party from whom indemnity is sought written notice thereof, including copies of any legal proceedings or documents associated therewith. A delay in giving notice will only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought will have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control will (except as hereinafter provided) at all times rest with the party asserting such right to indemnity, unless, and to the extent that the proceeding or claim involves money damages and the party from whom indemnity is sought irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, in which case the party from whom indemnity is sought may assume the control of the monetary damage portion of such defense through counsel of its choice and at its expense, but the party asserting such right to indemnity will continue to have the right to be represented in the monetary aspect of such defense, at its own expense, by counsel of its choice, and in all events will retain control of the defense of a proceeding or claim to the extent that it involves other than monetary damages. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim will be deemed to have been consented to by, and will be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim will not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all Liability in respect of the proceeding or claim and such settlement is solely for monetary damages. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim, including reasonable and necessary access to documents and personnel.

                  7.5 LIMITATION ON INDEMNIFICATION OF BUYER INDEMNIFIED PARTIES. The indemnification of the Buyer Indemnified Parties provided for under Sections 7.2 and 7.2A will be limited in certain respects as follows:

                           (a) Any claim for indemnification under paragraph (a)
of Section 7.2 or 7.2A by the Buyer Indemnified Parties must be made within eighteen (18) months of the Closing Date except that there will be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Sections 3.2.1, the first three sentences of 3.6.1, or 3A.1, and except that a claim for indemnification relating to the representations and warranties contained in Section 3.3.3 may be made until a period of sixty (60) days after the expiration of the applicable statute of limitations (including extensions) for the assessment or collection of Taxes for the periods referred to therein. Any indemnification claim under Section 7.2(d) must be made within three (3) years after the Closing Date.

                           (b) The Sellers shall not be liable to the Buyer
Indemnified Parties for indemnification claims under paragraph (a) of Section
7.2 until the aggregate amount of indemnification claims under paragraph (a) of
Section 7.2 exceeds $500,000, and upon reaching such amount the Sellers will be liable to the Buyer Indemnified Parties for amounts in excess of that amount up to a maximum of the Purchase Price for all indemnification claims under paragraph (a) of Section 7.2, except that there shall be no such minimum or limit for any indemnification claims made pursuant to paragraph (a) of Section
7.2 to the extent that the claims relate to Sections 3.2.1 or the first three sentences of 3.6.1. For purposes of determining the dollar amount of an indemnification claim by Buyer under paragraph (a) of Section 7.2 the use of "materiality" to qualify the Sellers' representations and warranties in Article 3 shall not be considered.

                           (c) The Sellers shall not be liable to the Buyer
Indemnified Parties for indemnification claims under paragraphs (d) of Section
7.2 until the aggregate amount of indemnification claims under paragraphs (d) of
Section 7.2 exceeds $375,000, and upon reaching such amount the Sellers will be liable to the Buyer Indemnified Parties from the first dollar up to a maximum of the Purchase Price for all indemnification claims under Section 7.2(d).

                           (d) Eckerd shall not be liable to the Buyer
Indemnified Parties for indemnification claims under paragraph (a) of Section 7.2A until the aggregate amount of indemnification claims under paragraph (a) of
Section 7.2A exceeds $500,000, and upon reaching such amount Eckerd will be liable to the Buyer Indemnified Parties for amounts in excess of that amount up to a maximum of the Purchase Price for all indemnification claims under Section 7.2A, except that there shall be no minimum or limit for any indemnification claims made pursuant to Sections 3A.1 and 6.2.

                  7.6 LIMITATION ON INDEMNIFICATION OF SELLER INDEMNIFIED PARTIES. The indemnification of the Seller Indemnified Parties provided for under paragraph (a) of Section 7.3 will be limited in certain respects as follows:

                           (a) Any claim for indemnification under paragraph (a)
of Section 7.3 by the Seller Indemnified Parties must be made within eighteen
(18) months of the Closing Date except that there will be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Section 4.2.1.

                           (b) Buyer shall not be liable to the Seller
Indemnified Parties for
indemnification claims under paragraph (a) of Section 7.3 until the aggregate amount of indemnification claims under paragraph (a) of Section 7.3 exceeds $500,000, and upon reaching such amount Buyer will be liable to the Seller Indemnified Parties for amounts in excess of that amount up to a maximum of the Purchase Price for all indemnification claims under paragraph (a) of Section 7.3, except that there shall be no minimum or limit for any indemnification claims made pursuant to Section 4.2.1.

                  7.7      General Limitations on Indemnification.
                           ---------------------------------------

                           (a) The parties agree that their sole and exclusive
remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
Article 7. In no event will either party be liable to the other for consequential damages.

                           (b) Payments by the Sellers or Buyer pursuant to this
Article 7 shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any Tax benefit to the indemnified party (as determined below), and (ii) any insurance proceeds and any indemnity, contribution or other similar payment recovered by the indemnified party from any third party with respect thereto. A Tax benefit will be considered recognized by an indemnified party for purposes hereof in the tax period in which the indemnity payment occurs and the amount of the Tax benefit will be based on the value to the indemnified party at such time and shall be determined by the indemnified party in its reasonable judgment which will include that such indemnified party is in the maximum applicable statutory tax bracket after any deductions or other allowances reportable with respect to a payment thereunder.

                                    ARTICLE 8

                                  CONSTRUCTION
                                  ------------

                  8.1 DEFINITIONS. Accounting terms used herein and not otherwise defined herein will have the meanings attributed to them under generally accepted accounting principles except as otherwise specified. When used in this Agreement, the following terms in all of their tenses and cases will have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

                  "Acquisition Balance Sheet" is defined in Section 3.3.1.

                  "Affiliate" of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

                  "Assumed Liabilities" is defined in Section 1.4.

                  "Bill of Sale" is defined in Section 5.2.9.

                  "Books and Records" means all books and records relating primarily to the Business, including, but not limited to, (i) all books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, suppliers' lists and personnel records, (ii) all contracts, reports, opinions, maps and other documents affecting the title to or the value of the properties of the Sellers, and (iii) all financial and operating data, files and other information with respect to the Business.

                  "Business" is defined in the recitals to this Agreement.

                  "Buyer" means NCS HealthCare of New York, Inc., an Ohio corporation.

                  "Buyer Indemnified Parties" is defined in Section 7.2.

                  "Closing" and "Closing Date" are defined in Article 5.

                  "Confidential Information" is defined in Section 6.2.1.

                  "Contract" means any commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, purchase or sale order, contract, promise, or similar arrangement evidencing or creating any obligation, whether written or oral, relating primarily to the Business.

                  "Disclosure Schedule" means the disclosure schedule, dated as of the date hereof, delivered to Buyer by the Sellers and forming a part of this Agreement, which shall include a reference to each applicable schedule referred to herein.

                  "Employee Claims" is defined in Section 3.5.1.

                  "Fixed Assets" means the tangible personal property, other than inventory and accounts receivable, owned, used or useful primarily in the operation of the Business.

                  "Governmental Authority" means any federal, provincial, municipal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, domestic or foreign, which, in whole or in part, was formed by or operates under the auspices of any federal, provincial, municipal, state, regional or local government, domestic or foreign.

                  "HSR Act" means the Hart Scott Rodino AntiTrust Improvements Act of 1976, as amended.

                  "Intellectual Property Rights" means trade names, trademarks, service marks, trade dress and mask works and all registrations and applications for any of the foregoing, together with the goodwill symbolized or represented by the foregoing, works of authorship and all copyrights related thereto and all registrations and applications therefor, inventions, discoveries, designs, industrial models and all United States and foreign patent rights covered by, disclosed in or otherwise related thereto and all registrations (issued or pending) and applications therefor and all reissues, divisions, continuations, continuations-in-part, re-examinations and extensions thereof, together with the right to sue for past infringement and improper, unlawful or unfair use of any of the foregoing.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

                  "Law" means any common law and any federal, provincial, municipal, state, regional, local or foreign law, bylaw, rule, statute, ordinance, rule, order or regulation.

                  "Leased Properties" means the properties listed on SCHEDULE 8.1(A).

                  "Liabilities" means responsibilities, obligations, duties, commitments, claims, and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

                  "Lien" means any lien, encumbrance, charge, security interest, option, or pledge of any kind.

                  "Permitted Lien" means landlord liens, tax liens and other statutory or inchoate liens for amounts not yet due and payable, and notification liens for leased assets included in the Purchased Assets.

                  "Person" means any individual, corporation, partnership, association or any other entity or organization.

                  "Purchased Assets" is defined in Section 1.2.

                  "Purchase Price" is defined in Section 2.1.

                  "Sellers" means Thrift Drug, Inc., a Delaware corporation and Fay's Incorporated, a New York corporation.

                  "Seller Indemnified Parties" is defined in Section 7.3.

                  "Tax" means any charge or assessment by or Liability to any governmental tax authority, including, but not limited to, any deficiency, interest or penalty.

                  "to the Knowledge of the Sellers" means the actual knowledge of each Seller and Eckerd, each officer of each Seller and Eckerd, and each of the District Managers of Sellers' Business, Dave Halpern, and Jim Rosenfeld.

                  "Trade Secrets" means, with respect to any Person, any information that is not known to any competitor or other third party and, if it were to be known by a competitor or other third party, could be harmful to the owner of the information.

                  "Valued Assets" means the Sellers' accounts receivable, inventory and Fixed Assets that are owned, used, useful or generated primarily in connection with the Business.

                  8.2 NOTICES. All notices shall be in writing delivered as follows:

                           (a)      If to Buyer or to NCS, to:

                                    NCS HealthCare of New York, Inc.
                                    c/o NCS HealthCare, Inc.
                                    3201 Enterprise Parkway, Suite 220
                                    Beachwood, Ohio  44122
                                    Attn:   Chief Financial Officer

                                    With a copy to:

                                    Calfee, Halter & Griswold LLP
                                    1400 McDonald Investment Center
                                    800 Superior Avenue
                                    Cleveland, Ohio  44114
                                    Attn:   Robert A. Ross, Esq.

                           (b)      If to the Sellers or to Eckerd, to:

                                    Eckerd Corporation
                                    8333 Bryan Dairy Road
                                    Largo, Florida  33777
                                    Attn:   Chief Financial Officer

                                    With a copy to:

                                    Eckerd Corporation
                                    8333 Bryan Dairy Road
                                    Largo, Florida  33777
                                    Attn:   General Counsel

or to such other address as may have been designated in a prior notice pursuant to this section. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two business days after being mailed, and otherwise notices shall be deemed to have been given when received.

                  8.3 BINDING EFFECT. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any Person other than the parties hereto any rights or benefits hereunder.

                  8.4 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

                  8.5 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement will be deemed to be a part of this Agreement.

                  8.6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

                  8.7 GOVERNING LAW. This Agreement will be governed by and construed under Delaware law, without regard to conflict of laws principles thereof.

                  8.8 WAIVERS. Compliance with the provisions of this Agreement may be waived only be a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

                  8.9 PRONOUNS. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

                  8.10 TIME PERIODS. Any action required hereunder to be taken within a certain number of days will be taken within that number of CALENDAR days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

                  8.11 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

                  8.12 MODIFICATION. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

                  8.13 ENTIRE AGREEMENT. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

                  8.14 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                  8.15 FURTHER ASSURANCES. The parties hereto agree that each will execute and deliver to the other any and all documents in addition to those expressly provided for herein that may be necessary or appropriate to carry out the provisions of this Agreement, whether before, at, or after the Closing. The Sellers further agree that, at any time and from time to time after the Closing, each will execute and deliver to Buyer such further assignments, certificates or other written assurances as Buyer may reasonably request to perfect and protect Buyer's title to the Purchased Assets or as may otherwise be required to carry out the provisions of this Agreement.

                  8.16 RISK OF LOSS. Risk of loss for the Purchased Assets shall be and remain with the Sellers from and after the date hereof until Buyer shall have acquired title to the Purchased Assets on the Closing Date, at which time risk of loss for the Purchased Assets shall pass to Buyer. The Sellers shall insure the Purchased Assets in a manner consistent with Eckerd's practices until risk of loss for the Purchased Assets is transferred to Buyer in accordance herewith.

                            [signature page follows]

                  INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the date first written above.


                                    NCS HEALTHCARE OF NEW YORK, INC.

                                    By: /s/ William B. Byrum
                                       -----------------------------------

                                    Title:  Vice President
                                          -----------------------------------

                                                ("Buyer")

                                    NCS HEALTHCARE, INC.

                                    By: /s/ William B. Byrum
                                       -----------------------------------

                                    Title:  Vice President
                                          -----------------------------------

                                                ("NCS")

                                    ECKERD CORPORATION

                                    By:  /s/ Samuel G. Wright
                                       -----------------------------------

                                    Title: Executive Vice President, C.F.O.
                                          -----------------------------------

                                              ("Eckerd")

                                    THRIFT DRUG, INC.
                                    (d/b/a Greenwood Pharmacy)

                                    By: /s/ Samuel G. Wright
                                       -----------------------------------

                                    Title: Executive Vice President, C.F.O.
                                          -----------------------------------

                                    FAY'S INCORPORATED
                                    (d/b/a MPS)

                                    By: /s/ Samuel G. Wright
                                       -----------------------------------

                                    Title: Executive Vice President, C.F.O.
                                          -----------------------------------
                                           (collectively, the "Sellers")